EXHIBIT 10.26

2451 McMullen Booth Road, suite 207

Clearwater, FL 33759

Fax: 727-592-9402

Bushido Capital Master Fund, L.P.

March 20, 2008

Pierce Diversified Strategy Master Fund LLC, Series BUS

Gentlemen:

As of the date hereof, we owe $717,926 to certain note holders who are entitled to receive a balloon payment of that amount on March 20, 2008 (the “Senior Lenders”). We have negotiated and are seeking to finalize a five-month extension to the end of August 2008 which would involve a $150,000 pay down of these notes and certain adjustments to the conversion price of the notes based upon either a 10% or 15% discount to market price based upon the fair market value of the Company’s Common Stock and daily volume with a floor of $.10 per share and a ceiling of $.25 per share. The holders of the aforementioned notes agreed to waive any adjustment to the exercise price of their Class A and Class F Warrants that they own and they have agreed to waive any increase in the number of shares purchasable thereunder.

BlastGard is seeking to have its other warrant holders to similarly waive any of their anti-dilution provisions.

On June 22, 2006, BlastGard borrowed $600,000 (the “2006 Debt”) from each of Bushido Capital Master Fund, L.P. and Pierce Diversified Strategy Master Fund LLC, Series BUS (the “Lenders”), each of which are holders of record of Class C and Class F Warrants.  Last year the Lenders entered into an agreement for Robocheyne Consulting LTD., Robert F. Rose Investments LTD. and 1615866 Ontario LTD. (the “Purchasers”) to purchase the then outstanding 2006 Debt and the remaining Class C and Class F Warrants owned by the Lenders and to automatically convert the 2006 Debt at each closing into our Common Stock at a conversion price of $.30 per share. Such obligation was guaranteed by Robert F. Rose. Subsequently, Robert F. Rose assigned certain rights to third parties (the “Assignees”), whose monies are currently held in escrow at Feldman Weinstein & Smith LLP and a dispute has arisen in connection with the foregoing transactions, which dispute is ongoing.

Bushido Capital Master Fund, L.P.

Pierce Diversified Strategy Master Fund LLC, Series BUS

March 20, 2008

In the event  (i) it is ultimately determined by a court of law or through a settlement agreement that the Lenders are the sole and rightful owners of the 2006 Debt and the Class C and Class F Warrants currently held of record by them and (ii) the Senior Lenders each agree to the terms set forth in the first paragraph of this letter, then by signing below, each of the undersigned agrees to waive any adjustment in the exercise price and number of shares purchasable thereunder pertaining to the Class C and Class F Warrants owned by them and the parties agree that in lieu of the anti-dilution provisions which would otherwise apply to the 2006 Debt, the conversion price of the 2006 Debt would be based on the following terms, which terms are identical to those that have been agreed to by theSenior Lenders:

“The Holder(s) may elect at any time to convert through the Maturity Date of the Debentures and thereafter until the Debentures are paid in full, the unpaid principal of the Debentures and the accrued interest thereon at a 10% discount (15% discount if the average trading volume per day over the ten preceding trading days prior to a conversion date is 60,000 shares per day or less) to the fair market value of the Company’s Common Stock. The fair market value of the Company’s Common Stock is defined as the average of the closing sales price of the Company’s Common Stock on the OTC Electronic Bulletin Board for the ten trading days preceding each respective conversion date of the Note(s). Notwithstanding anything contained herein to the contrary, the Debentures shall not at any time be convertible at a conversion price below $.10 per share (the “Floor Price”) or above a ceiling price of $.25 per share (the “Ceiling Price”), both subject to adjustment for any subsequent stock splits or similar capital adjustments.”

The parties agree that in the event that a court of law or through a settlement agreement it is determined that the Assignees become the lawful owners of the 2006 Debt (converted into our Common Stock) and Class C and Class F Warrants, then this letter agreement shall be of no further force and effect and nothing contained herein shall act to amend the conversion price of $.30 per share that the Assignees of the 2006 Debt are contractually obligated to convert said 2006 Debt without the prior written consent of BlastGard, nor any adjustment to the Class C and Class F Warrants.

Very truly yours,

BLASTGARD INTERNATIONAL, INC.

By:	/s/ Michael J. Gordon
Michael J. Gordon Chief Financial Officer

Bushido Capital Master Fund, L.P.

Pierce Diversified Strategy Master Fund LLC, Series BUS

March 20, 2008

Agreed to and Accepted by:

BUSHIDO CAPITAL MASTER FUND, L.P.

By:	/s/ Ronald S. Dagar
Ronald S. Dagar Director

PIERCE DIVERSIFIED STRATEGY MASTER FUND LLC, SERIES BUS

By:	/s/ Ronald S. Dagar
Ronald S. Dagar Attorney in Fact